EXHIBIT 99.4

Narragansett Bancorp, Inc.

PROPOSED MAILING AND INFORMATIONAL MATERIALS

INDEX

1.	Dear Depositor and Friends Letter*

2.	Dear Potential Investor Letter*

3.	Dear Prospective Investor Letter - Cover Letter for States Requiring “Agent” Mailing*

4.	Stock Q&A*

5.	Dear Subscriber/Acknowledgment Letter - Initial Response to Stock Order Received

6.	Dear Stockholder - Confirmation Letter

7.	Dear Interested Investor - No Shares Available Letter

8.	Welcome Stockholder Letter - For Initial DRS Statement Mailing

9.	Dear Interested Subscriber Letter - Subscription Rejection

10.	Dear Community Member*

11.	Tombstone (Offering Advertisement)

*	Accompanied by a Prospectus

Dear Depositors and Friends of BayCoast Bank:

We are pleased to announce that BayCoast Bank is reorganizing into the “two-tier” public mutual holding company form of organization whereby Narragansett Bancorp, Inc. will become the mid-tier stock holding company of BayCoast Bank and Narragansett Financial Corporation will become the top-tier mutual holding company. As part of the reorganization, there will be an offering of a minority of Narragansett Bancorp, Inc.’s stock to the public, pursuant to a Plan of Holding Company Reorganization and Plan of Stock Issuance. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, called BayCoast Charitable Foundation, Inc., which we will fund with a contribution of cash and shares of the Narragansett Bancorp, Inc. common stock. The foundation will be dedicated to supporting charitable causes within the communities in which we operate. The proceeds of the stock offering will facilitate the Bank’s ability to repay borrowings of Narragansett Financial Corporation, enhance our capital base and offer our depositors, employees, management, directors, trustees and corporators an opportunity to purchase an equity ownership interest in BayCoast Bank. Upon completion of the reorganization:

•	Existing deposit accounts and loans will remain exactly the same; and

•	Deposit accounts will continue to be federally insured up to the maximum legal limits

As a qualifying depositor of BayCoast Bank as of the close of business on May 31, 2025, you have the right to subscribe for shares of Narragansett Bancorp, Inc. common stock before the stock is offered to the general public. The enclosed prospectus describes the stock offering in more detail. Please read the prospectus carefully before making an investment decision.

If you wish to subscribe for shares, please complete the enclosed stock order form. Your stock order form, together with payment for the shares, must be physically received (not postmarked) by Narragansett Bancorp, Inc. no later than 12:00 noon, Eastern Time, on [expiration date]. Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service to the Stock Information Center or by hand delivery (drop box) to the address indicated on the stock order form. We will not accept stock order forms at any of our other offices.

If you have any questions after reading the enclosed material, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sincerely,

Nicholas M. Christ

Chair of the Board and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

M

[Narragansett Bancorp, Inc. logo]

Dear Potential Investor:

We are pleased to provide you with the enclosed material regarding the stock offering by Narragansett Bancorp, Inc., the proposed mid-tier stock holding company for BayCoast Bank.

This information packet includes the following:

Prospectus

This document provides detailed information about BayCoast Bank and the proposed offering by Narragansett Bancorp, Inc. Please read it carefully before making an investment decision.

Stock Order Form

If you wish to subscribe for shares, please complete the enclosed stock order form. Your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by Narragansett Bancorp, Inc. no later than 12:00 noon, Eastern Time, on [expiration date].

Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service to the Stock Information Center or by hand delivery (drop box) to the address indicated on the stock order form. We will not accept stock order forms at our other offices.

We are pleased to offer you this opportunity to become one of our stockholders. If you have any questions after reading the enclosed material, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sincerely,

Nicholas M. Christ

Chair of the Board and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

C

Dear Prospective Investor:

At the request of BayCoast Bank and its proposed mid-tier stock holding company, Narragansett Bancorp, Inc., we have enclosed materials regarding the offering of common stock by Narragansett Bancorp, Inc. The enclosed materials include a prospectus and a stock order form, which offer you the opportunity to subscribe for shares of common stock of Narragansett Bancorp, Inc. Please read the prospectus carefully before making an investment decision.

If you have any questions after reading the enclosed material, please call the Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time, and ask for a Piper Sandler representative. If you decide to subscribe for shares, your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by Narragansett Bancorp, Inc. no later than 12:00 p.m., Eastern Time, on [expiration date].

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. This is not a recommendation or solicitation for any action by you with regard to the enclosed material.

Piper Sandler & Co.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

D

Questions & Answers

About the Stock Offering

[Narragansett Bancorp, Inc. logo]

We are pleased to announce that BayCoast Bank is reorganizing into the “two-tier” public mutual holding company form of organization whereby Narragansett Bancorp, Inc. will become the mid-tier stock holding company of BayCoast Bank and Narragansett Financial Corporation will become the top-tier mutual holding company. As part of the reorganization, there will be an offering of a minority of Narragansett Bancorp, Inc.’s stock to the public, pursuant to a Plan of Holding Company Reorganization and Plan of Stock Issuance. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, called BayCoast Charitable Foundation, Inc., which we will fund with a contribution of cash and shares of the Narragansett Bancorp, Inc. common stock. The foundation will be dedicated to supporting charitable causes within the communities in which we operate. The proceeds of the stock offering will facilitate the Bank’s ability to repay borrowings of Narragansett Financial Corporation, enhance our capital base and offer our depositors, employees, management, directors, trustees and corporators an opportunity to purchase an equity ownership interest in BayCoast Bank.

This brochure provides some summary information about the offering and how to purchase shares and is qualified in its entirety by the prospectus delivered with it. Investing in common stock involves certain risks. For a discussion of these risks and other factors that may affect your investment decision, investors are urged to read the accompanying prospectus before making an investment decision.

Q.	Why is BayCoast Bank reorganizing?

A.

Our primary reasons for the reorganization and offering are to facilitate our ability to repay borrowings of the MHC, enhance our capital base to support our continued growth and profitability, to offer our depositors, employees, officers, directors, trustees and corporators an opportunity to purchase an equity ownership in Narragansett Bancorp, Inc. and to support our local communities through a contribution to a new charitable foundation.

Q.	What is a minority stock offering?

A.

A minority stock offering means that the shares of stock being sold in the offering will represent less than 50% of the total shares of common stock of Narragansett Bancorp, Inc. outstanding at the completion of the offering. Our mutual holding company, Narragansett Financial Corporation, will own a majority of the common stock of Narragansett Bancorp, Inc., and Narragansett Bancorp, Inc. will own all of the common stock of BayCoast Bank.

Q.	What changes in the Bank’s day-to-day business will occur as a result of the stock offering? Will the offering affect any of my deposit accounts or loans?

A.	No changes are planned in the way we operate our business. The stock issuance will have no effect on the staffing, products or services that we offer to our customers through our offices, and will not affect the balance or terms of any deposit account. Your deposits will continue to be insured to the fullest extent permissible by federal and Massachusetts law. The terms, including interest rates, of your loans with us will also be unaffected.

Q.	Who can purchase stock in the subscription offering?

A.	The common stock is being offered in a subscription offering in the following order of priority:

1)	Eligible Account Holders: Depositors of BayCoast Bank with aggregate balances of at least $50 at the close of business on May 31, 2025.

2)	BayCoast Bank’s tax-qualified employee benefit plans.

3)	Employees, officers, directors, trustees and corporators of BayCoast Bank, Narragansett Bancorp, Inc. or Narragansett Financial Corporation who are not eligible in the first priority.

Q.	I am not eligible to purchase stock in the subscription offering. May I still place an order to purchase shares?

A.

If shares remain available following the completion of the subscription offering, common stock may be offered to the general public in a community offering. The community offering may begin concurrently with, or any time after, the commencement of the subscription offering. Natural persons (including trusts of natural persons) residing in the following Massachusetts and Rhode Island cities and towns will be given preference in the community offering:

In Massachusetts, the following cities and towns: Acushnet, Attleboro, Avon, Bellingham, Berkley, Braintree, Brookline, Canton, Cohasset, Dartmouth, Dedham, Dighton, Dover, Easton, Fairhaven, Fall River, Foxborough, Franklin, Freetown, Holbrook, Mansfield, Medfield, Medway, Millis, Milton, Needham, New Bedford, Norfolk, North Attleboro, Norton, Norwood, Plainville, Quincy, Randolph, Raynham, Rehoboth, Seekonk, Sharon, Somerset, Stoughton, Swansea, Taunton, Walpole, Wellesley, Westport, Westwood, Weymouth and Wrentham. In Rhode Island, the following cities and towns: Barrington, Bristol, Burrillville, Central Falls, Cranston, Cumberland, East Providence, Foster, Glocester, Jamestown, Johnston, Lincoln, Little Compton, Middletown, Newport, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Scituate, Smithfield, Tiverton, Warren and Woonsocket.

Q.	Am I guaranteed to receive shares if I place a community order?

A.	No. It is possible that orders received will exceed the number of shares being sold. Such an oversubscription would result in shares being allocated among subscribers according to the preferences and priorities set forth in the plan of holding company reorganization and plan of stock issuance described in the prospectus. If the offering is oversubscribed in the subscription offering, no orders received in any community offering will be filled.

Q.	How many shares of stock are being offered, and at what price?

A.

Narragansett Bancorp, Inc. is offering a maximum of 7,912,000 shares of common stock at a price of $10.00 per share. Under certain circumstances, Narragansett Bancorp, Inc. may increase the maximum number of shares to up to 9,098,800 shares.

Q.	How much stock can I purchase?

A.

The minimum purchase is 25 shares ($250). As more fully described in the plan conversion and in the prospectus, the maximum purchase by any person in the subscription or community offering is 30,000 shares ($300,000) of common stock. In addition, no person, together with their associates, or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) of common stock in the offering.

Q.	How do I order stock?

A.

If you decide to subscribe for shares, you must return your properly completed and signed original stock order form, along with full payment for the shares, to Narragansett Bancorp, Inc. by the deadline noted on the stock order form. Please call the Stock Information Center if you need assistance completing the stock order form. Stock order forms may be returned by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service to the Stock Information Center or by hand delivery (drop box) to the address indicated on the stock order form. We will not accept stock order forms at our other offices.

Q.	When is the deadline to subscribe for stock?

A.

A properly completed original stock order form, together with the required full payment, must be physically received by Narragansett Bancorp, Inc. (not postmarked) no later than 12:00 noon, Eastern Time, on [expiration date].

Q.	How can I pay for my shares of stock?

A.

You can pay for the shares of common stock by check, money order, or withdrawal from your deposit account or certificate of deposit at BayCoast Bank. On the stock order form, you may not designate withdrawal from BayCoast Bank accounts with check-writing privileges; instead, please submit a check. Checks and money orders must be made payable to Narragansett Bancorp, Inc. Withdrawals from a certificate of deposit at BayCoast Bank to buy shares of common stock may be made without penalty.

Q.	Can I use my BayCoast Bank home equity line of credit to pay for shares of common stock?

A.	No. BayCoast Bank cannot lend funds to anyone to subscribe for shares. This includes the use of funds available through a BayCoast Bank home equity or other line of credit.

Q.	Can I subscribe for shares using funds in my IRA at BayCoast Bank?

A.

No. Federal regulations do not permit the purchase of common stock in your existing IRA or other qualified retirement plan at BayCoast Bank. To use these funds to subscribe for common stock, you need to transfer the funds to a “self-directed” IRA or other trust account at another unaffiliated financial institution that permits investment in equity securities within such account. The transfer of these funds takes time, so please make arrangements as soon as possible. However, if you intend to subscribe for common stock using your eligibility as an IRA account holder but plan to use funds from sources other than your IRA account, you do not need to transfer your IRA account. Please call our Stock Information Center if you require additional information.

Q.	Can I subscribe for shares in the subscription offering and add someone else who is not on my account to my stock registration?

A.

No. Applicable regulations prohibit the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights.

Q.	Can I subscribe for shares in the subscription offering in my name alone if I have a joint account?

A.	No. With the exception of certain orders placed through an IRA, Keogh, 401(k) or similar plan, a name can be deleted only in the event of the death of a named eligible depositor.

Q.	I have custodial accounts at BayCoast Bank with my minor children. May I use these accounts to purchase stock in the subscription offering?

A.

Yes. However, the stock must be registered in the custodian’s name for the benefit of the minor child under the Uniform Transfers to Minors Act. A custodial account does not entitle the custodian to purchase stock in his or her own name. If the child has reached the age of majority, the child must subscribe for the shares in his or her own name.

Q.	I have a business or trust account at BayCoast Bank. May I use these accounts to purchase stock in the subscription offering?

A.

Yes. However, the stock must be purchased in the name of the business or trust. A business or trust account does not entitle the owner of or signatory for the business or the trustee of the trust to purchase stock in his or her own name.

Q.	Will payments for common stock earn interest until the stock offering closes?

A.

Yes. Any payment made by check or money order will earn interest at 0.10% per annum from the date the order is processed to the completion or termination of the stock offering. Depositors who pay for their stock by withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the offering.

Q.	Will dividends be paid on the stock?

A.

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, due to regulatory restrictions applicable to mutual holding companies, we do not currently anticipate paying cash dividends on our common stock.

Q.	Will my stock be covered by deposit insurance?

A.	No.

Q.	Where will the stock be traded?

A.	Upon completion of the stock offering, shares of our common stock are expected to trade on the Nasdaq Capital Market under the symbol “NARA.”

Q.	Can I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your order may not be modified or withdrawn.

Q.	If I purchase shares of common stock during the offering, when will I receive my stock?

A.

Physical stock certificates will not be issued. Our transfer agent, [Transfer Agent], will send you a stock ownership statement, via the Direct Registration System (DRS) as soon as practicable after the completion of the offering. Trading is expected to commence on the day of the closing of the stock offering or the day following closing of the stock offering. Although the shares of Narragansett Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock ownership statement prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the statement will depend on arrangements you may make with your brokerage firm.

Q.	What is direct registration and DRS?

A.

Direct registration is the ownership of stock registered in your own name on the books of Narragansett Bancorp, Inc. without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (referred to as “book entry”) on the books of Narragansett Bancorp, Inc. The DRS (Direct Registration System) is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

Q.	What if I have additional questions?

A.

The prospectus that accompanies this brochure describes the offering in detail. Please read the prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, you may call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Narragansett Bancorp, Inc.

_______ __, 2026

Dear Subscriber:

We hereby acknowledge receipt of your order and payment at $10.00 per share, listed below, of shares of Narragansett Bancorp, Inc. common stock. If you are issued shares, the shares will be registered as indicated above.

At this time, we cannot confirm the number of shares of Narragansett Bancorp, Inc. common stock, if any, that will be issued to you. Following completion of the stock offering, shares will be allocated in accordance with the Plan of Holding Company Reorganization and Plan of Stock Issuance.

Once the offering has been completed, you will receive by mail from our transfer agent, [Transfer Agent], a statement indicating your ownership of Narragansett Bancorp, Inc. common stock.

Please retain this letter and refer to the batch and item number indicated below for any future inquiries you may have regarding this order.

If you have any questions, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Narragansett Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Narragansett Bancorp, Inc.

_______ __, 2026

Dear Stockholder:

Thank you for your interest in Narragansett Bancorp, Inc. Our offering has been completed and we are pleased to confirm your subscription request for shares at a price of $10.00 per share. If your subscription was paid for by check, bank draft or money order, interest and any refund due to you will be mailed promptly.

The closing of the transaction occurred on ______ __, 2026; this is your stock purchase date. Trading is expected to commence on the Nasdaq Capital Market under the symbol “NARA” on ________ __, 2026.

A statement indicating the number of shares of Narragansett Bancorp, Inc. you have purchased will be mailed to you shortly by our transfer agent. This statement will be your evidence of ownership of Narragansett Bancorp, Inc. stock. All shares of Narragansett Bancorp, Inc. common stock will be in book entry form and paper stock certificates will not be issued.

Narragansett Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Narragansett Bancorp, Inc.

_______ __, 2026

Dear Interested Investor:

We recently completed our subscription offering. Unfortunately, due to the demand for shares from persons with priority rights, stock was not available for our [BayCoast Bank tax-qualified employee benefit plans], [Employees, Officers, Directors, Trustees Corporators], [or] [community members]. If your subscription was paid for by check, bank draft or money order, a refund of the balance due to you with interest will be mailed promptly.

We appreciate your interest in Narragansett Bancorp, Inc. and hope you become an owner of our stock in the future. Our stock has commenced trading on the Nasdaq Capital Market under the symbol “NARA.”

Narragansett Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Narragansett Bancorp, Inc.

_______ __, 2026

Welcome Stockholder:

Thank you for your interest in Narragansett Bancorp, Inc. (the “Company”). Our offering has been completed and we are pleased to enclose a statement from our transfer agent reflecting the number of shares of the Company’s common stock purchased by you in the offering at a price of $10.00 per share. The transaction closed on _______ __, 2026; this is your stock purchase date.

If your subscription was paid for by check, bank draft or money order, we will send you a check for interest on the funds you submitted and, if your subscription was not filled in full, the refund due.

The enclosed statement will be your evidence of ownership of shares of Company common stock. All stock sold in the offering has been issued in book entry form through the direct registration system (“DRS”). No physical stock certificates will be issued. Please examine this statement carefully to be certain that it properly reflects the number of shares you purchased and the names in which the ownership of the shares are to be shown on the books of the Company.

If you have any questions about your statement, please contact our transfer agent (by mail, telephone, or via the internet) as follows:

[Transfer Agent]

Attn: Narragansett Bancorp, Inc. Investor Services

xxxx Street

xxth Floor

City, State, Zip

1 (800) xxx-xxxx

Email: xxxx@xxxxxxxxxxxx

Trading [is expected to] [commenced] on the Nasdaq Capital Market under the symbol “NARA” on _______ __, 2026. Please contact a stockbroker if you choose to sell your stock or purchase any additional shares in the future.

On behalf of the Board of Directors, Trustees, Corporators, officers and employees of Narragansett Bancorp, Inc., I thank you for supporting our offering and welcome you as a stockholder.

Sincerely,

Nicholas M. Christ

Chair of the Board and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Narragansett Bancorp, Inc.

_______ __, 2026

Dear Interested Subscriber:

We regret to inform you that Narragansett Bancorp, Inc., the holding company for BayCoast Bank, did not accept your order for shares of Narragansett Bancorp, Inc. common stock in its community offering. This action is in accordance with our Plan of Holding Company Reorganization and Plan of Stock Issuance, which gives Narragansett Bancorp, Inc. the absolute right to reject the order of any person, in whole or in part, in the community offering.

If your order was paid for by check, enclosed is your original check.

Narragansett Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Narragansett Bancorp, Inc.

_______ __, 2026

Dear Community Member:

We are pleased to provide you with the enclosed material regarding the stock offering by Narragansett Bancorp, Inc., the proposed holding company for BayCoast Bank.

Piper Sandler & Co. is acting as marketing agent in connection with the subscription and community offerings. If you decide to subscribe for shares, your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by Narragansett Bancorp, Inc. no later than _:00 p.m., Eastern Time, on [expiration date].

If you have any questions about the offering, please do not hesitate to call the Stock Information Center at (___) ___-___, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Piper Sandler &Co.

The shares of common stock are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Narragansett Bancorp, Inc. (Logo)

Narragansett Bancorp, Inc.

Commences Stock Offering

Narragansett Bancorp, Inc., the proposed holding company for BayCoast Bank, is offering shares of its common stock for sale in a stock offering.

Shares of Narragansett Bancorp, Inc. common stock are being offered for sale at a price of $10.00 per share. As a member of the community served by BayCoast Bank, you may have the opportunity to purchase shares in the offering.

If you would like to learn more about our stock offering, we invite you to obtain a prospectus and offering material by calling our Stock Information Center at (___) ___-____, Monday through Friday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.